UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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Whitestone REIT (“Whitestone”)

(Name of Registrant as Specified in its Charter)

KBS SOR Properties LLC

KBS SOR (BVI) Holdings, Ltd.

KBS Strategic Opportunity Limited Partnership

KBS Strategic Opportunity REIT, Inc.

KBS Capital Advisors LLC

Keith D. Hall

Peter McMillan III

Kenneth H. Fearn, Jr.

David E. Snyder

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Dear Fellow Whitestone Shareholders:

Whitestone management is desperately trying to protect their golden goose. Whitestone has hired an expensive public relations firm and is bombarding shareholders with letters and massive, glossy presentations - all at the expense of shareholders - to distract from, deflect and deny the real issues that are harming shareholder value. Here are the simple truths:

•	KBS’s interest in Whitestone is, like yours, solely related to our investment in the company. Our interests are completely aligned with yours.

•	Our number one concern is that the Board has approved outrageous management compensation packages for many years and continues to do so. Whitestone received a “high concern” grade from Institutional Shareholder Services[1] on its pay for performance evaluation over 2014-2016. Glass Lewis & Co.[2] gave Whitestone’s pay for performance grades of “F” for 2016, “F” for 2015, and “D” for 2014. Shareholders gave a resounding vote of over 55% of the shares voted against Whitestone’s “say on pay” proposal at last year’s Annual Meeting. Although 2017 compensation was in line with its peers, this is a convenient outlier; Whitestone’s public disclosures show that 2018 compensation is once again going to be excessive – approximately 2-3x peer norms when adjusted for company size – and once again primarily comprised of easy-to-earn “performance” equity awards. Whitestone likes to focus on the cash salary portion of its executive compensation, when that is just a small part of their massive compensation packages.

•	These outsized executive compensation packages are significantly harmful to shareholder returns over the long term. They are a massive drag on the company’s general and administrative (“G&A”) expenses, and severely impact its ability to cover its dividend. Largely due to its excessive G&A expenses, Whitestone has paid dividends for years that are not adequately supported by its cash from operations. The difference has been made up through a combination of dilutive equity issuances and costly debt, which have been a drag on shareholder returns. Normalizing executive compensation expenses would go a long way to improving dividend coverage.

•	Whitestone likes to use a metric called “FFO Core” to support its claim that its dividend is covered by operations, but FFO Core conveniently excludes share-based compensation expenses – by far, the largest component of Whitestone’s executive compensation.

•	Whitestone’s management likes to present its total return through December 31, 2017, however, these returns are misleading. They ignore that the stock price has dropped approximately 23% in 2018, including over 12% the day after Whitestone’s disastrous earnings release on March 1, 2018, and that over the longer term, the stock has been an average performer among shopping center REITs.

•	Not only does Whitestone currently have the worst dividend coverage among listed shopping REITs, it also is the most levered. Their claim that they are “positioned for growth” is laughable.

[1]	Permission to use quotations from Institutional Shareholder Services and Glass Lewis & Co. reports were neither sought nor obtained.

•	Whitestone boasts that it has a strategic plan to reduce its G&A expense-to-revenue ratio by half in the next five years – not by reducing expenses, but by growing the company. In other words, they want to grow large enough to justify their enormous pay packages. The simple solution is to normalize executive compensation.

•	Corporate governance is another serious concern of ours, and is more evidence of a management-friendly Board. Whitestone claims it has improved corporate governance, but they have done absolutely nothing to improve shareholder rights and still have one of the worst corporate governance scores among their peers. The current Board has also sidestepped any recommendation on our proposal that it de-stagger itself.

•	If our nominees are elected, they will advocate increasing the size of the Board for the reappointment of Nandita Berry. Jack Mahaffey, however, must be replaced after his long history of oversight and approval of executive compensation, particularly for his work on the Compensation Committee where he served as Chairman from 2006 until recently and even now continues as a member. Mr. Mahaffey has been on this Board since 2000, and after nearly 18 years we believe he should be recognized de facto as an inside director.

The shareholders clearly need better voices on the Board to address these issues. We have nominated two trustees who have decades of experience in public REITs and real estate, and in the management, operations and governance thereof. We hope you will vote with us in electing truly independent trustees to help provide strategic oversight and guidance to management to address the issues we have raised that the current Board has ignored or contributed to for far too long.

For more information, please see the charts in the Appendix to this letter.

VOTE FOR OUR HIGHLY QUALIFIED NOMINEES AND SHAREHOLDER PROPOSAL TO BETTER ALIGN WHITESTONE WITH SHAREHOLDER INTERESTS

PLEASE SIGN, DATE AND MAIL THE ENCLOSED BLUE PROXY CARD TODAY

Thank you for your support,

Peter McMillan

Chairman of the Board and President

KBS Strategic Opportunity REIT, Inc.

If you have any questions or require any assistance with your vote, please contact Morrow Sodali, our proxy solicitor, by phone at 800-662-5200 or e-mail at KBS@morrowsodali.com.

REMEMBER: We urge you NOT to sign any White proxy card sent to you by Whitestone. If you have already done so, you have every right to change your vote by signing, dating and returning the enclosed BLUE proxy card TODAY in the postage-paid envelope provided. If you hold your shares in Street-name, your custodian may also enable voting by telephone or by Internet—please follow the simple instructions provided on your BLUE proxy card.

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Appendix Total Return Management touts its strong 1-, 3-, and 5-year total returns. The problem is they measure performance through 12/31/17. Those periods conveniently exclude the ~23% drop in share price year-to-date, which includes a ~12% plunge in share price on 03/02/18 after Whitestone announced disappointing 4Q17 results WSR #11 in Total Shareholder Return - 1 Year 0% (25%) (50%) (75%) UBA RPT REG WRI FRT ROIC BFS RPAI AKR UE WSR CDR KRG BRX KIM DDR WHLR 17 Publicly-Traded US Shopping Center REITs From 4/1/17 to 3/30/18 WSR #9 in Total Shareholder Return WSR #8 in Total Shareholder Return 3 Year 5 Year 20% 60% 0% 20% (20%) (20%) (40%) (60%) (60%) (80%) (100%) 17 Publicly-Traded US Shopping Center REITs 15 Publicly-Traded US Shopping Center REITs From 4/1/15 to 3/30/18 From 4/1/13 to 3/30/18 1 Source: Bloomberg

Appendix

Dividend Coverage

KBS Strategic Opportunity REIT

Whitestone's 10.8% dividend yield is an issue because we believe it is not fully supported by operations and is unsustainable

Dividend Coverage


Whitestone REIT
SNL Shopping Center Peer Average
180%
160%
140%
120%
100%
80%
60%
Strong Coverage
138%
Coverage Threshold 100%
Weak Coverage
81%
2013Y
2014Y
2015Y
2016Y
2017Y

Dividend Coverage is derived by subtracting reported capital expenditure (not including development expenses) from reported core FFO/Share

Simple math shows that management has been financing some of the dividend through debt and/or equity issuances

Debt/Equity Issuances

(since 2011)


+$558
+$392
-$765
Funding the dividend shortfall?
Increase in Debt
Equity Proceeds
Net Acq./Disp.

Wall Street analysts who cover Whitestone have brought these factual concerns to management attention.

This was their answer...

Question

SunTrust Analyst, 4Q17 Earnings Call:

"Why should you keep the dividend at the level it is today if you're not funding it by cash flow? [...] What are the reasons they're [the Board] looking at keeping the dividend at this level?"

Answer

James C. Mastandrea, Chairman, CEO and President of Whitestone:

"Because they spend more time looking at our numbers than you do."

Perhaps the Board should look a little closer!

Source: Bloomberg, SNL, Public Filings

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Appendix

G&A and Executive Compensation

KBS Strategic Opportunity REIT

Whitestone's expense overload has a burden of more than 2.0x that of comparable peers, and executive compensation packages are a massive contributor to these alarmingly high G&A expenses

→

The CEO's compensation relative to Net Operating Income has been far in excess of comparable peers over the last four years

→

2018 compensation will once again be outsized because performance targets are easy to reach and not a true representation of management propensity to create value for shareholders

WSR G&A vs. Peers & Pay of Top 3 Execs vs. G&A


G&A vs. Peers as % 2017 Revenue
Pay of Top 3 Execs (avg. last 3-year) as % G&A
35%
24%
19%
18%
8%
8%
WSR
SNL Shopping Center Peer Set
Proxy Peer Set

CEO Compensation

(average last-four year pay vs. NOI)


7%
2%
1%
WSR
Proxy Peer Set
SNL Shopping Center Peer Set

2018 Compensation Plan Issues

1. **Short-term incentive compensation rewards management for delivering below-average performance**
2. **Long-term "time-based" compensation is meaningful and appears to be a guaranteed amount**
3. **Long-term "performance-based" compensation rewards management for average relative returns**

Source: Bloomberg, SNL, Public Filings

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Appendix Corporate Governance Corporate Governance Score De-Staggered Boards (based on Green Street methodology) (based on Green Street research coverage universe) 79 73 73 72 100% 69 68 57 48 69% 46 42 38 26% BRX REG AKR WRI FRT DDR ROIC RPAI KIM UE WSR ‘02 ‘03 ‘04 ‘05 ‘06 ‘07 ‘08 ‘09 ‘10 ‘11 ‘12 ‘13 ‘14 ‘15 ‘16 ‘17 Virtually all of the REITs in Green Street We estimate that Whitestone would have the Advisors’ research coverage universe now have lowest corporate governance score of any pure-(or are in the process of having) a de-staggered play shopping center REIT in Green Street Board. Boards that make themselves Advisors’ research coverage universe, largely accountable to shareholders via annual due to the negative impact of Whitestone’s elections are much more likely to behave in a staggered Board shareholder friendly manner Our nominees will advocate for Whitestone’s Board to appropriately address the shortcomings that, if rectified, will create value for all shareholders: excessive executive compensation, off-the-charts G&A expenses, and weak corporate governance- most importantly its staggered Board Source: Green Street Advisors, KBS 4